FlightSafety International
                                    [Logo]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of FlightSafety International, Inc., a New York corporation (the 'Company'), will be held at the offices of the Company, Marine Air Terminal, La Guardia Airport, Flushing, New York 11371, on Wednesday, April 24, 1996, at 4:00 P.M., New York City time (with any adjournment or postponement thereof, the 'Meeting'), for the following purposes:

        1. To elect a Board of six Directors, each to serve until the next Annual Meeting and until his successor shall have been duly elected and qualified;

        2. To ratify and approve the appointment by the Board of Directors of Price Waterhouse LLP as independent accountants for the Company for the year ending December 31, 1996; and

        3. To transact such other business as may properly come before the Meeting.

    The Board of Directors has fixed the close of business on March 11, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

    You are cordially invited to attend the Meeting in person and vote. Even if you plan to attend the Meeting in person, you are urged to complete, sign and date the enclosed proxy card and to return it promptly in the prepaid return envelope provided. If you attend the Meeting in person, you may then withdraw your proxy and vote in person if you so desire.

                                           By Order of the Board of Directors,

                                           PETER P. MULLEN
                                           Secretary

Flushing, New York
March 22, 1996




                       FLIGHTSAFETY INTERNATIONAL, INC.
                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FlightSafety International, Inc., a New York corporation (the 'Company'), to be used at the Annual Meeting of Shareholders of the Company which is scheduled to be held at the principal executive offices of the Company, Marine Air Terminal, La Guardia Airport, Flushing, New York 11371, on Wednesday, April 24, 1996, at 4:00 P.M., New York City time, and any adjournment or postponement thereof (the 'Meeting'). This proxy statement, the accompanying notice and the enclosed proxy card are first being mailed to shareholders on or about March 22, 1996.

    The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

    Shares represented by properly executed proxies received by the Company in time for the Meeting will be voted in accordance with the instructions given therein. If no instructions are specified in a proxy, the shares represented by that proxy will be voted 'For' the election of all six nominees for the Board of Directors and 'For' the ratification and approval of Price Waterhouse LLP as independent accountants for the Company for the year ending December 31, 1996.

    A shareholder giving a proxy may revoke such proxy at any time before it is exercised by giving written notice to the Company (bearing a date later than the proxy) or by executing a subsequent proxy relating to the same shares, and by filing with or hand delivering to the Secretary, at the offices of the Company, such written notice or subsequent proxy at or before the taking of the vote at the Meeting. In addition, any shareholder attending the Meeting may vote in person whether or not such shareholder has previously filed a proxy, although attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

    The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy materials, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding solicitation materials to beneficial owners of shares of the Company's Common Stock.

    The Board of Directors has fixed the close of business on March 11, 1996 as the record date for the Meeting. Accordingly, only shareholders of record of the Company's Common Stock at the close of business on such date will be entitled to notice of and to vote at the Meeting. On that date, there were issued and outstanding 30,662,772 shares of the Company's Common Stock.

    The presence, in person or by proxy, of the holders of one-third of the total number of issued and outstanding shares of the Company's Common Stock entitled to vote at the Meeting will constitute a quorum. Shareholders granting a proxy to vote on one issue but abstaining as to the other issue will be counted for the purpose of determining a quorum. On all matters voted upon at the Meeting, the holders of shares of the Company's Common Stock vote together as a single class, with each record holder entitled to one vote per share.


                            ELECTION OF DIRECTORS

    The Board of Directors of the Company has nominated six candidates to be elected at the Meeting. Each nominee is currently serving as a director of the Company. The directors elected at the Meeting will hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

    Directors shall be elected by a plurality of votes cast in the election of directors. Under applicable New York law, in tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote. Unless a contrary instruction is indicated, a properly executed and returned proxy will be voted 'For' the election of Messrs. George B. Beitzel, Edward E. Hood, Jr., Charles R. Longsworth, John A. Morgan, Albert L. Ueltschi and Bruce N. Whitman.

    Each nominee has consented to being named in the proxy statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of the Company's Common Stock represented by a properly executed and returned proxy will be voted for a substitute nominee designated by the Board of Directors, unless the Board should determine to reduce the number of directors pursuant to the Company's By-laws.

    The table below sets forth certain information concerning the nominees for election as directors at the Meeting, including such nominee's positions with the Company and principal occupation, a brief account of such nominee's business experience during the last five years, certain other directorships currently held by such nominee, such nominee's age and the year such nominee was first elected a director of the Company.

                                                                    Year First
              Positions with the Company, Principal                  Elected
                Occupation and Other Directorships           Age     Director
           --------------------------------------------    -------  ---------
George B. Beitzel ......
            Retired (March 1987); prior thereto, Senior       67        1974
            Vice President and Director, International
            Business Machines Corporation, an
            information handling systems, equipment
            and services company. Mr. Beitzel is
            Chairman of the Colonial Williamsburg
            Foundation and a director of Bankers Trust
            Company, Caliber System, Inc., Computer
            Task Group, Inc., Phillips Petroleum
            Company, Rohm and Haas Company, and Xillix
            Technologies Corp. Mr. Beitzel is also
            Chairman Emeritus of Amherst College.
Edward E. Hood, Jr. ......
            Retired (February 1993); prior thereto, Vice      65        1991
            Chairman, Executive Officer and Director,
            General Electric Company, a diversified
            technology, manufacturing and services
            company. Mr. Hood is a director of
            Lockheed Martin Corp., Gerber Scientific,
            Inc. and Lincoln Electric Company and is
            also Chairman Emeritus of the Board of
            Trustees of Rensselaer Polytechnic
            Institute and a Trustee of North Carolina
            State University.
Charles R. Longsworth.....
            Chairman Emeritus, Colonial Williamsburg          66        1985
            Foundation, museum, education, hotel and
            restaurant services. Mr. Longsworth is a
            director of Public Radio International,
            Caliber System, Inc., Crestar Financial
            Corporation, Houghton Mifflin Company,
            Inc., Saul Centers, Inc. and Virginia
            Eastern Shore Corporation and is also
            Chairman of the Board of Trustees of
            Amherst College.
John A. Morgan............
            Partner, Morgan Lewis Githens & Ahn,              65        1961
            investment bankers. Mr. Morgan is a
            director of Masco Corporation, Masco
            Industries, Inc., McDermott International,
            Inc. and Tri Mas Corporation.
Albert L. Ueltschi........
            Chairman of the Board of Directors and            78        1951
            President of the Company.
Bruce N. Whitman..........
            Executive Vice President of the Company.          62        1962

                                      2


Committees, Meetings and Compensation of the Board of Directors

    The Board of Directors held two special and four regular meetings during 1995. Each director attended at least 75 percent of the aggregate number of meetings of the Board and Committees of the Board of which he was a member, except for Mr. Longsworth.

    The Company's Board of Directors has a standing Audit Committee, Executive Committee, Nominating Committee, Compensation Committee and Employee Stock Purchase Plan Committee. The Audit Committee is composed of Messrs. Morgan (Chairman), Beitzel, Hood and Longsworth and recommends to the Board of Directors the accounting firm to be appointed as independent accountants for the Company; reviews with the Company's management and independent accountants the Company's annual operating results; and reviews with the Company's independent accountants the scope and results of the audit and the adequacy of the Company's internal accounting procedures and systems. The Audit Committee met twice during 1995.

    The Executive Committee is composed of Messrs. Ueltschi (Chairman), Beitzel, Morgan and Whitman, and is authorized to exercise all of the powers and authority of the Board except those powers reserved to the Board of Directors by law, the Company's Certificate of Incorporation or By-laws, or by resolution of the Board of Directors. The Executive Committee did not meet during 1995.

    The Nominating Committee consists of Messrs. Ueltschi (Chairman), Beitzel, Morgan and Whitman, and considers and makes recommendations to the Board of Directors of the names of persons to be nominated for election as directors by the shareholders of the Company, and also those to be elected by the Board to fill vacancies that may arise between annual meetings of the shareholders of the Company. The Nominating Committee will consider nominees recommended by the Company's shareholders. Any such recommendations should be mailed to the Nominating Committee, at the Company's address, and should include the name, address and a statement of qualifications of each nominee as well as the signed consent of such person to serve if nominated and elected. The Nominating Committee did not meet during 1995.

    The Compensation Committee consists of Messrs. Beitzel (Chairman), Hood and Morgan and considers and makes recommendations to the Board of Directors on matters relating to the cash compensation of employees of the Company, including, with respect to executive officers, salaries and bonuses. The Compensation Committee also administers the Company's 1979 Stock Option Plan, 1982 Incentive Stock Option Plan, 1984 Restricted Stock Compensation Plan and 1992 Stock Option Plan. The Compensation Committee met three times during 1995.

    Members of the Board of Directors, who are not employees of the Company, currently receive an annual retainer of $22,000 and are paid $500 per Board or Committee meeting attended (other than Committee meetings held on the same day as a Board meeting). Such directors are reimbursed for expenses they incur in attending such meetings. Members of the Board of Directors who are employees of the Company do not receive additional compensation for serving in such capacity. The Company also maintains a deferred compensation plan for outside directors, which enables a director to defer payment of his fees in cash and stock equivalent units until he leaves the Board.

    The Company maintains a retirement plan for its non-employee directors pursuant to which directors of the Company who are not employees of the Company and who retire as a director of the Company are entitled to receive the semi-annual payments described below after reaching age 70 (or earlier if their retirement as a director of the Company is due to disability). Any director of the Company who serves as an employee of the Company is eligible to participate in the plan upon such director's retirement as an employee of the Company, provided that such director remains a director of the Company following such retirement. Directors are paid semi-annual amounts under the plan equal to one-half of the last annual retainer fee paid to such director for such director's last active year as a director of the Company and receive such payments for the same number of years that such director served as a director of the Company or ten years, whichever is shorter. If a director dies before retiring or before receiving all scheduled retirement payments, such payments are paid to such director's spouse, but only if such spouse survives such director and, commencing upon the death of such director, continue until all retirement payments which would otherwise have been paid to such director have been paid or until such spouse's death, whichever occurs first.

                                      3


    The Company maintains directors and officers liability insurance which insures directors and officers of the Company and its subsidiaries against certain liabilities incurred by them while serving in such capacities, and reimburses the Company for certain indemnification payments made by the Company to directors and officers of the Company and its subsidiaries. This policy extends through August 15, 1996 at a premium of $106,800 per year. No claims have been made under this policy.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information set forth on the following table is furnished as of March
11, 1996 with respect to any person (including any 'group' as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended
(the 'Exchange Act')), who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, as to those shares beneficially owned by each of the Company's directors, each of the Company's executive officers named in the Summary Compensation Table (see page 8) and all directors and executive officers of the Company as a group.

                                           Number of Shares
                                           Beneficially         Percent of
                                               Owned             Outstanding
                                           as of March 11,       Common Stock
             Name of Beneficial Owner           1996        as of March 11, 1996
---------------------------------------   ----------------  -------------------
Directors
    Albert L. Ueltschi(1)..............      9,612,483(2)             31.3%
    George B. Beitzel..................          3,292(3)                *
    Edward E. Hood, Jr. ...............          1,000                   *
    Charles R. Longsworth..............          1,025                   *
    John A. Morgan.....................        118,885                   *
    Bruce N. Whitman(4)................        267,436(5)                *
Executive Officers
    Kenneth W. Motschwiller............         27,301(5)(6)             *
    James S. Waugh.....................         32,386(5)                *
    Dennis Gulasy......................         35,131(5)(7)
Directors and Executive Officers as a
    group (11 persons).................     10,160,711(5)             33.1%
FMR Corp.(8)...........................      3,267,000(8)             10.6%
Putnam Investments, Inc.(9).......... .      2,474,046(9)              8.1%

---------

*  Indicates beneficial ownership of less than 1% of the shares of Common
   Stock outstanding on such date.

(1) The address for Mr. Ueltschi is Marine Air Terminal, La Guardia Airport,
    Flushing, NY 11371. Mr. Ueltschi is also the President of the Company.

(2) Includes 9,611,983 shares held pursuant to a revocable trust for which Mr.
    Ueltschi is the sole beneficiary during his lifetime and 500 shares held pursuant to a partnership. Does not include approximately 1,451,000 shares beneficially owned by various members of Mr. Ueltschi's family, in respect of which Mr. Ueltschi disclaims beneficial ownership.

(3) Does not include 275 shares beneficially owned by Mr. Beitzel's spouse, in respect of which Mr. Beitzel disclaims beneficial ownership.

(4) Mr. Whitman is also Executive Vice President of the Company.

(5) Includes shares which the executive officer has the right to acquire within 60 days through the exercise of stock options granted under the Company's stock option plans. These amounts are as follows: Mr. Whitman, 21,794 shares; Mr. Motschwiller, 20,523 shares; Mr. Waugh, 21,125 shares;
    Mr. Gulasy, 23,349 shares; and all directors and executive officers as a group, 97,129 shares.

(6) Includes 1,234 shares held by Mr. Motschwiller as custodian for his minor children.

(7) Does not include 1,182 shares beneficially owned by Mr. Gulasy's spouse, in respect of which Mr. Gulasy disclaims beneficial ownership.

(8) FMR Corp.'s address is: 82 Devonshire Street, Boston, MA 02109. FMR Corp.
    is a holding company and its subsidiary, Fidelity Management & Research
    Company, has certain investment managers who are considered beneficial owners of the Company's common stock, which stock was acquired for investment purposes by such investment managers for certain of their advisory clients. This

                                      4


    represents the number of shares owned as of December 31, 1995 as indicated in a Schedule 13G filed by FMR with the SEC on January 10, 1996. FMR has sole power to vote or to direct the vote for 211,200 shares and has sole power to dispose or direct the disposition of all the shares.

(9) Putnam Investment, Inc.'s address is: One Post Office Square, Boston, MA
    02109. Putnam Investment, Inc. is a wholly-owned subsidiary of Marsh and McLennan. Putnam Investment, Inc.'s subsidiaries, Putnam Investment
    Management, Inc. and The Putnam Advisory Company, Inc., have certain investment managers who are considered beneficial owners of the Company's common stock, which stock was acquired for investment purposes by such investment managers for certain of their advisory clients. This represents the number of shares owned as of December 31, 1995 as indicated in a
    Schedule 13G filed by Putnam Investment, Inc. with the Securities and
    Exchange Commission (SEC) on January 15, 1996. Putnam has shared power to vote or to direct the vote for 30,753 shares and has shared power to dispose or to direct the disposition of all the shares.

                              EXECUTIVE OFFICERS

    Each executive officer of the Company serves at the pleasure of the Company's Board of Directors, and, subject to removal, holds office until the regular meeting of the Board of Directors which follows the annual meeting of shareholders and until his successor has been appointed and qualified.

    The following table sets forth certain information with respect to the executive officers of the Company.

                                                                        Years
                                                                       Position
                                                                         With
     Name                      Age       Position Held                  Company
-------------------------   --------     -------------------         -----------
Albert L. Ueltschi........          78   President and
                                             Chairman of the Board      45 years
Bruce N. Whitman..........          62   Executive Vice President       34 years
Elmer G. Gleske...........          65   Vice President --
                                             Government Affairs         19 years
Dennis Gulasy(1)..........          53   Vice President --
                                             Simulation Systems          4 years
Kenneth W. Motschwiller(2)          39   Vice President --
                                             Treasurer                   5 years
James S. Waugh............          48   Vice President --
                                             Marketing                  16 years
Mario D'Angelo(3).........          43   Controller                      5 years
---------

(1) Mr. Gulasy was elected Vice President -- Simulation Systems of the Company on September 17, 1992. Mr. Gulasy has also been General Manager of the
    Company's Simulation Systems Division since 1985. Prior thereto, Mr.
    Gulasy held various positions with the Company.

(2) Prior to becoming Vice President -- Treasurer, Mr. Motschwiller was
    Controller of the Company from December 1983 until July 1991.

(3) Prior to becoming Controller, Mr. D'Angelo was Assistant Controller of the
    Company from September 1988 until July 1991. Prior thereto, Mr. D'Angelo held various positions with the Company.

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

    Overall Compensation Policy. The Compensation Committee of the Board of Directors has three members, all of whom are non-employee directors. Each member of the Committee is a 'disinterested director' within the meaning of Rule 16b-3 under the Exchange Act. As noted earlier in this proxy statement, the Committee is responsible for considering matters relating to the annual cash compensation for the Company's executive officers (including the named executive officers) and administering the Company's stock-based employee benefit plans.

    The Company's executive compensation program has been designed to (i) provide compensation comparable to that offered by other companies of similar size (which are in the geographic area of the Company's headquarters and the Standard and Poor's Specialized Services Index, which is used in the

                                      5


stock performance graph presented below), thereby allowing the Company to attract and retain highly qualified executives, (ii) motivate these executives to achieve the goals inherent in the Company's business strategy, (iii) align the interests of these executives with the long-term interests of the Company's shareholders through stock-based employee benefit plans, (iv) provide a compensation package that recognizes individual contributions as well as overall Company performance and (v) be cost effective. A basic tenet of the compensation philosophy of the program is that a substantial portion of each executive officer's annual compensation relates to and must be contingent upon the performance of the Company, as well as the individual contributions of such executive. The Committee believes that the cash compensation of the executive officers, consisting of their annual base salary and annual bonus, are below the median ranges of such items paid by companies of comparable size in the Company's geographic area and with other companies in the Standard and Poor's Specialized Services Index.

    The key elements of the Company's executive compensation program are base salary, annual bonus, stock option grants and restricted stock awards. Mr. Ueltschi, the President of the Company, does not participate in the Company's stock option and restricted stock programs. The Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Ueltschi, are discussed below. While the elements of compensation described below are considered separately, the Committee takes into account the full compensation package provided by the Company to the individual executive.

    Base Salaries. Executive officer base salaries are reviewed annually by the Compensation Committee in order to consider any adjustments for the upcoming year. Annual salary adjustments are determined by evaluating the competitive marketplace, changes in the cost of living, the Company's current and historical performance (taking into account changes in the Company's business and economic conditions affecting the Company), the executive's contributions and any change in the executive's responsibilities. Mr. Ueltschi evaluates the performance of the other executive officers of the Company and recommends appropriate adjustments for the Compensation Committee's consideration.

    Within this framework, in making its recommendations to the Board for 1995 annual salary adjustments, the Compensation Committee decided that there would be no salary increase for any of the executive officers of the Company for 1995 because the executive officers had received significant increases in their annual salaries in 1994.

    Annual Bonus. Annual bonus awards in respect of any year are considered by the Compensation Committee in the following March in conjunction with their review of the Company's audited financial statements for the prior year. Bonus awards are normally paid in two increments; two-thirds payable upon award and one-third payable on the first business day of the year following the award, subject to the condition that the executive officer be employed by the Company at the time of payment unless such employment is terminated as a result of the death of such officer.

    Annual bonus awards are determined as a percentage (the 'Performance Percentage') of the applicable bonus base of the executive officer's annual salary (the 'Bonus Base'). Bonus Bases have historically ranged between 25 percent to 60 percent. In determining the Bonus Base for a particular executive officer, the Compensation Committee considers, among other things, the length of employment, current responsibilities, individual contributions and past bonus history for such executive. In determining the applicable Performance Percentage, the Compensation Committee considers the Company's overall performance for the year, including the earnings for the year and for prior years (taking into account general economic conditions and the performance of relevant sectors of the economy). In order to foster a team approach among senior management, the Performance Percentage normally does not vary greatly as between individual executive officers. Performance Percentages usually range from 75 percent to 150 percent.

    In making its determinations of annual bonus awards in respect of 1995, the Compensation Committee focused on, among other things, the Company's 13 percent increase in training revenues and a 15 percent increase in net income per share in 1995 as compared to 1994. The Compensation Committee also reviewed the total cash compensation of the executive officers in view of a third-party consultant survey prepared during 1995 of comparable companies and determined that the Company's executive officers' total cash compensation was below the median ranges of comparable companies' cash

                                      6


compensation levels. The Bonus Bases were increased for each executive officer due to the above factors. The Performance Percentages were essentially the same for each executive officer in order to foster a team approach. Mr. Ueltschi's 1995 annual bonus was higher than in 1994 due to the factors indicated earlier, primarily his relative compensation as indicated in the survey.

    Stock Option Grants and Restricted Stock Awards. The objective in granting stock options and restricted stock is to create an incentive for grantees with respect to future performance of the Company, rather than to reward them for past contributions. The stock awards are designed to align the long-term interests of the Company's executive officers with those of its shareholders by creating a direct link between executive compensation and shareholder return and by enabling such executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

    Under the Company's 1992 Stock Option Plan, stock options to purchase 95,760 shares were granted in December 1995 to key employees of the Company (including certain named executive officers). Such options were granted with an exercise price equal to the closing market price of the Company's Common Stock on the date of grant, become exercisable in 20 percent increments on the first five anniversaries of the date of grant and expire 10 years after the date of grant.

    The Compensation Committee, in considering award levels, granted to certain named executive officers, options to purchase a number of shares of the Company's Common Stock, based on the closing market price of the Company's Common Stock on the date of grant, equal to twice such executive officer's 1995 base salary except for Mr. Gulasy, where his base salary was utilized. This formula was utilized to increasingly link executive officers' total compensation to a greater extent to shareholder return. The number of options previously awarded to the executive officers also was considered.

    Under the Company's 1984 Restricted Stock Plan, restricted shares were awarded in July 1995 to key employees of the Company (including the named executive officers). Shares of restricted stock generally vest upon normal retirement, death or total disability. Recipients of restricted stock awards are entitled to receive dividends on such shares as of the date of the award. The Compensation Committee, in recommending to the Board the 1995 restricted stock awards for executive officers, recommended that each of the executive officers participating in the restricted stock program be awarded a number of shares of restricted stock equal in value, based on the closing market price of the Company's Common Stock on the date of grant, to 10 percent of such executive's 1995 base salary, which is the percentage that has been used for all employees in this program since 1986.

    Due to his significant stock ownership in the Company, Mr. Ueltschi does not participate in any of the Company's stock-based employee benefit programs.

    Although federal income tax laws limit the deductibility of executive officer compensation if the compensation is above certain levels, the Compensation Committee believes that these laws will not impact the Company's tax deduction in 1995.

                                          Compensation Committee
                                          George B. Beitzel, Chairman
                                          Edward E. Hood, Jr.
                                          John A. Morgan

                                      7

Summary Compensation Table

    The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the chief executive officer of the Company and the four other most highly compensated executive officers of the Company at the end of 1995.

                          SUMMARY COMPENSATION TABLE

                                                 Long-Term
                                 Annual      Compensation Awards
                               Compensation  -------------------      All Other
                            ----------------                            Compen-
                               Base              Restricted    Stock   ation($)
                      Year    Salary    Bonus     Stock($)    Options
                                (1)      (2)        (3)         (#)       (4)
                      ----  ---------  ---------  --------    ------   --------
Albert L. Ueltschi(5)
 President and Chair- 1995  $ 250,000  $ 200,000     --        --      $  1,738
 man of the Board     1994  $ 250,000  $ 150,000     --        --      $  1,584
                      1993  $ 220,000  $ 118,800     --        --      $  2,257
Bruce N. Whitman
 Executive Vice       1995  $ 210,000  $ 147,000  $  21,000    8,260   $ 10,920
 President and        1994  $ 210,000  $ 126,000  $  21,000   10,910   $  9,277
 Director             1993  $ 190,000  $ 102,600  $  19,000   11,240   $ 11,614
Kenneth W. Motschwiller
 Vice President --    1995  $ 130,000  $ 110,500  $  13,000    5,110   $  2,066
 Treasurer            1994  $ 130,000  $ 101,400  $  13,000    6,750   $  2,120
                      1993  $ 103,000  $  68,000  $  10,300    6,090   $  2,507
James S. Waugh
 Vice President --    1995  $ 130,000  $ 110,500  $  13,000    5,110   $  3,676
 Marketing            1994  $ 130,000  $  78,000  $  13,000    6,750   $  3,771
                      1993  $ 108,000  $  58,300  $  10,800    6,390   $  4,729
Dennis Gulasy
 Vice President --    1995  $ 135,000  $  72,900  $  13,500    2,650   $  3,023
 Simulation           1994  $ 135,000  $  48,600  $  13,500     --     $  2,925
  Systems             1993  $ 110,000  $  72,600  $  11,000    6,520   $  3,493

---------

(1) The amounts shown in this column include amounts deferred pursuant to the Company's 401(k) plan. There are no Company funds contributed to this plan.

(2) Annual bonus includes amounts awarded in March of the following year. Such bonuses are normally paid two-thirds upon award and, subject to certain conditions, one-third on the first business day of the following year.

(3) The amounts shown in this column represent the market value of the restricted stock awarded and were calculated by multiplying the closing market price of the Company's Common Stock on the date of award by the number of shares awarded. Shares of restricted stock generally vest upon normal retirement, death or total disability. Recipients of restricted stock awards are entitled to receive dividends on such shares as of the date of the award. As of December 31, 1995, the number and value of the aggregate restricted stock holdings of each of the named executive officers was as follows: Mr. Ueltschi, 0 shares; Mr. Whitman, 7,992 shares
    ($324,700); Mr. Motschwiller, 3,644 shares ($148,000); Mr. Waugh, 4,765 shares ($193,600) and Mr. Gulasy, 3,987 shares ($162,000).

(4) The amounts shown in this column represent (i) above-market interest in excess of 120 percent of the applicable federal long-term rate which was credited to the executive officer's 1986 deferred income account which amounts for 1995 were: Mr. Ueltschi, $1,519; Mr. Whitman, $10,701; Mr.
    Motschwiller, $1,847; Mr. Waugh, $3,457; and Mr. Gulasy, $2,804; and (ii) the dollar value of group term life insurance premiums of $219 paid by the Company for each of the named executive officers. Subject to certain eligibility requirements, the Company's group term life insurance is available to all employees of the Company.

(5) Mr. Ueltschi does not participate in the Company's restricted stock or stock option programs.


                                      8

 Stock Option Grants Table

    The following tables summarize stock options granted during 1995 to the named executive officers of the Company.


                         Stock Option Grants In 1995
                                                         Potential Realizable
                                                           Value at Assumed
                                                         Annual Rates of Stock
                      Percentage of                        Price Appreciation
                      Total Options                         for Option-Term
              Stock     Granted to    Exercise  Expir-    Compounded Annually
Executive    Options  All Employees    Price    ation     -------------------
Officer      Granted     in 1995     ($/Share)   Date          5%        10%
  (1)          (2)         (3)
---------    -------  -------------  ---------  --------  --------------------
Bruce N. Whitman...
                8,260       8.6%     $   50.88  12/13/05   $ 264,300 $ 669,700
Kenneth W.
Motschwiller.......
                5,110       5.3%     $   50.88  12/13/05   $ 163,500 $ 414,300
James S. Waugh.....
                5,110       5.3%     $   50.88  12/13/05   $ 163,500 $ 414,300
Dennis Gulasy......
                2,650       2.8%     $   50.88  12/13/05   $  84,800 $ 214,900

---------

(1) Mr. Ueltschi does not participate in the Company's stock option programs.

(2) The options become exercisable to purchase shares of the Company's Common
    Stock at the fair market value of such stock on the date of grant in 20 percent increments on the first five anniversaries of the date of the grant and expire ten years from date of grant.

(3) The Company granted stock options for an aggregate of 95,760 shares to its employees in 1995.


Stock Option Exercises and Year-End Value Table

    The following table summarizes the exercise of stock options by the named executive officers and the value of stock options held by such executives as of the end of 1995.


                AGGREGATED STOCK OPTION EXERCISES IN 1995 AND
                    VALUE OF STOCK OPTIONS AT END OF 1995

                                       # of Unexercised   Value of Unexercised
                                      Options at End of   In-the-Money Options
                                             1995        at End of Fiscal 1995
                 Acquired             ------------------ ---------------------
Executive           On      Value     Exerci-   Unexer-    Exerci-      Unexer-
Officer(1)       Exercise  Realized    sable    cisable     sable       cisable
---------------  --------  --------   -------   -------    -------      -------
Bruce N. Whitman...
                   - 0 -  $ - 0 -      21,794   26,315   $ 190,600    $ 230,200
Kenneth W.
Motschwiller.......
                   - 0 -  $ - 0 -      20,523   15,797   $ 376,200    $ 134,000
James S. Waugh.....
                   - 0 -  $ - 0 -      21,125   15,806   $ 456,200    $ 136,000
Dennis Gulasy......
                   - 0 -  $ - 0 -      23,349    8,250   $ 503,000    $  75,200

---------

(1) Mr. Ueltschi does not participate in the Company's stock option programs.

(2) Value based on closing market price of the Company's Common Stock at December 31, 1995, minus the exercise price, multiplied by the applicable number of options.

Pension Plan

    The Company maintains a defined benefit pension plan (the 'Pension Plan') which covers substantially all of its employees and those of its North American subsidiaries, excluding employees of the Company's subsidiary, FlightSafety Services Corporation (who participate in such subsidiary's defined contribution plan). Full-time employees are eligible to participate in the Pension Plan on the December 31st or June 30th coincident with or next following such employee's 21st birthday and the completion of one year of service. The normal retirement benefit provided by the Pension Plan is (i) the benefit accrued by the participant to December 30, 1989, plus .75% of average monthly compensation, excluding overtime, multiplied by the participant's total number of credited years of service up to 35 less

                                      9


credited service prior to December 31, 1989, plus (ii) .75% of such average monthly compensation in excess of a specified level of compensation tied to social security benefits multiplied by the participant's total number of years of credited service up to 35 less credited service prior to December 31, 1989. When an employee has completed five years of service with the Company or has attained age 55, the employee becomes 100% vested under the Pension Plan. Normal retirement age under the Pension Plan is 65 and five years of participation, although early retirement benefits are available. For the named executive officers, the projected annual benefits under the Pension Plan, assuming (i) retirement at normal retirement age or deferred retirement and
(ii) current salary levels, are as follows: Mr. Ueltschi, $67,300; Mr. Whitman, $43,900; Mr. Motschwiller, $59,200; Mr. Waugh, $54,000 and Mr. Gulasy, $39,900.

    Severance Agreements. On December 2, 1994, the Compensation Committee of the Board of Directors authorized the entering into severance agreements with each individual named in the Summary Compensation Table (each such person being an executive officer) except for Mr. Ueltschi. The Company believes that these severance agreements are in the best interest of the shareholders in order to insure that, in case of a change in control event, the Company will have continuity of management and independent judgment will be exercised by the executives to maximize shareholder value. The severance agreements continue through December 31, 1996 and are automatically extended in one-year increments unless the Company has given prior notice of termination to the executive.

    In the event, that following a 'Change in Control', employment is terminated by the executive officer for 'Good Reason' or the employee is involuntarily terminated by the Company other than for 'Cause' (as those terms are defined in the severance agreements), the severance agreements generally provide for: (a) a lump sum cash payment equal to the sum of three times (i) the annual base salary and (ii) the amount of bonus compensation for the year preceding the year in which the date of termination occurs; (b) a cash payment for each outstanding option equal to the amount of the higher of the closing price for shares of the Company's Common Stock or the price actually paid in connection with any Change in Control over the per share exercise price of each such option held by the executive officer (whether or not then fully exercisable), times the number of shares covered by each such option; (c) a lapse of restrictions on all shares of restricted stock; and (d) life, disability, and health insurance benefits for a period of 36 months. Benefits under the severance agreements are limited to the extent they would result in the disallowance of a deduction to the Company under the Parachute payment provisions of Section 280G of the Internal Revenue Code.

                                      10


Five-Year Stock Performance Graph

    The annual changes for the five-year period shown in the following graph are based on the assumption that $100 had been invested in the Company's Common Stock and each index on December 31, 1990, and that all dividends were reinvested. The total cumulative dollar return shown on the graph represents the value (to the nearest dollar) that such investments would have had on December 31, 1995.

    The stock performance graph in the proxy statement uses the following indexes, return values and coordinates:


                                  [GRAPH]


                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors of the Company, on the recommendation of the Audit Committee, has appointed Price Waterhouse LLP ('Price Waterhouse') as independent accountants for the Company for the year ending December 31, 1996, subject to ratification by the shareholders of the Company. Price Waterhouse has served as independent accountants for the Company since 1955. The Board of Directors believes that the retention of the services of Price Waterhouse is in the best interests of the Company's shareholders and recommends that shareholders approve their appointment. Representatives of Price Waterhouse are expected to attend the Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to questions from the Company's shareholders.

    A majority of the votes cast at the Meeting is required to ratify the appointment of Price Waterhouse as independent accountants for the Company for the year ending December 31, 1996. Under applicable New York law, in determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. Unless a contrary instruction is indicated, a properly executed and returned proxy will be voted FOR the ratification and approval of Price Waterhouse as independent accountants for the Company for the year ending December 31, 1996.

                                      11


              COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires that the Company's officers and directors, and persons who own more than 10 percent of the Company's Common Stock, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and The New York Stock Exchange, Inc. Officers, directors and greater than 10 percent shareholders are also required by rules of the SEC to furnish the Company with copies of all Forms 3, 4 and 5 which they file.

    Based solely on the Company's review of the copies of such reports it has received, and written representations from certain reporting persons that they were not required to file a Form 5 for 1995, the Company believes that all officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them with respect to transactions in the Company's Common Stock during 1995.

                            SHAREHOLDER PROPOSALS

    Under the rules of the SEC, proposals which shareholders of the Company intend to present at next year's annual meeting of shareholders must be received, in order to be considered at such meeting, by the Secretary of the Company, at the Company's principal executive offices located at Marine Air Terminal, La Guardia Airport, Flushing, New York 11371, no later than the close of business on November 30, 1996. Shareholder proposals received after that date will not be included in the Company's proxy statement or form of proxy prepared in connection with such meeting.

                            ADDITIONAL INFORMATION

    The Company's 1995 Annual Report to Shareholders, which contains financial statements for the year ended December 31, 1995 and other information concerning the operations of the Company, is enclosed with this proxy statement, but is not to be regarded as proxy soliciting materials.

    Upon written request, the Company will provide, without charge to each shareholder of the Company, a copy of the Company's Annual Report on Form 10-K for its prior fiscal year, as filed with the SEC. Address all such requests to: Treasurer, FlightSafety International, Inc., Marine Air Terminal, La Guardia Airport, Flushing, New York 11371.

                                          By Order of the Board of Directors,

                                          PETER P. MULLEN
                                          Secretary

Flushing, New York
March 22, 1996

                                      12


                                        PROXY
                           	FLIGHTSAFETY INTERNATIONAL, INC.


                    	PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE 1996 ANNUAL MEETING OF SHAREHOLDERS


The undersigned hereby appoints ALBERT L. UELTSCHI and PETER P. MULLEN as Proxies, each with power to appoint his substitute, and hereby authorizes them, or either one of them, to represent and to vote, as designated on the reverse, all of the shares of Common Stock, par value $.10 per share, of FlightSafety International, Inc., held of record by the undersigned on March 11, 1996, at the Annual Meeting of Shareholders on April 24, 1996 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.


1.	ELECTION OF DIRECTORS	                                     PLEASE MARK VOTES

                          	FLIGHTSAFETY INTERNATIONAL, INC.

              	George B. Beitzel, Edward E. Hood, Jr., Charles R. Longsworth, John A. Morgan, Albert L. Ueltschi and Bruce N. Whitman

                               	INSTRUCTIONS:

             	To withhold authority to vote for any individual nominee, write
                    	that nominee's name in the space provided below.

                  Withhold
                  Authority
For All           To Vote For
Nominees          All Nominees

 ___________      ___________        _____________________    _________________


 ___________      ___________        _____________________    _________________

                 	(Continued and to be SIGNED on other side)


2.	Ratification and approval of the appointment of Price Waterhouse as independent accountants for the Company for the year ending December 31, 1996.

       	For	               Against                	Abstain

     	_______	             _______	                 ______


3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.


                 	PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

P

R	Dated:_____________________________________________________,1996

O

X	Signature:_______________________________________________________

Y	Signature, if held jointly:___________________________________________

       Note: 	Please sign exactly as your name appears herein. When shares are held by joint tenants both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.